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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)                                 NEWS


Investor contacts:                                   Media Contact:
Chris Hunter, Director, Investor Relations           Dave Laundy, Vice President
The Loewen Group Inc.                                Corp. Communications
Tel: (800) 347-7010                                  Tel: (604) 293-7857


                              FOR IMMEDIATE RELEASE



                LOEWEN GROUP REPORTS 1998 SECOND QUARTER RESULTS

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VANCOUVER, BC, August 6, 1998 -- The Loewen Group Inc. today reported revenues for the second quarter ended June 30, 1998 increased 10 percent to $302.9 million compared to revenues of $275.7 million in the same quarter last year. Net earnings in the period were $11.6 million compared to $26.3 million in 1997. Fully diluted earnings per share were $0.13 compared to $0.38 for the second quarter of 1997.

As previously announced, earnings in the quarter were impacted by second quarter industry-wide funeral home volume declines, lower than expected pre-need cemetery sales and an increase in cemetery accounts receivable reserves.

Raymond L. Loewen, Chairman and Chief Executive Officer, said, "We do not believe the second quarter results are indicative of the Company's strong earnings potential. Management's highest priority is to improve the Company's financial performance and to maximize the long-term value of the Company's operations for our shareholders."

Funeral home division revenues increased four percent to $152.1 million for the quarter compared to revenues of $146.6 million in 1997. Revenues from acquisitions more than offset the second quarter decline in revenues from same store locations. Funeral home profits were $56.6 million compared to $58.2 million in the same quarter a year ago. Funeral home gross margins for the quarter were 37.2 percent compared to 39.7 percent in the previous year, reflecting the high fixed cost nature of the funeral business.

The Company's cemetery division contributed revenues of $124.5 million, an increase of 16 percent compared to $107.0 million in the second quarter a year ago, as revenues from acquisitions more than offset a decline in same store



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revenues. Profits from cemetery operations were $34.1 million in the second quarter of 1998 compared to $36.0 million a year earlier, and cemetery gross margins were 27.4 percent, compared to 33.6 percent for the second quarter of 1997. Cemetery gross margins were lower, partly due to an increase in the allowance for pre-need cemetery accounts receivable, reflecting greater experience with the receivables portfolio.

Insurance revenue increased 18.6 percent to $26.2 million in the second quarter, compared to $22.1 million in the same quarter a year ago. As expected, gross margins declined due to costs associated with the continued rollout of Loewen's proprietary life insurance products.

As previously announced, Loewen agreed to sell its First Capital Life Insurance Company subsidiary. First Capital's value to Loewen had diminished since Loewen funeral homes directly compete with many of the funeral homes that represent First Capital's customer base. Proceeds from the sale will be approximately $24 million resulting in a $5 million pre-tax gain in the second half of 1998. The Company continues to focus its insurance activities on internally generated opportunities to build revenues and profits with minimal incremental investment.

Prime Succession Holdings, Inc. experienced a decline in same-store volumes similar to that of Loewen which resulted in a larger than expected loss after preferred dividends. Rose Hills Holding Corp. performed within the company's expectations. Loewen's investment in Prime and Rose Hills continue to be attractive for eventual purchase by Loewen. In the second quarter of 1998, the Company recognized $3.0 million in equity and other earnings from associated companies compared with $3.7 million in the second quarter of 1997.

Year-to-date, the Company has acquired 81 funeral homes and 61 cemeteries for approximately $236 million. These acquisitions are expected to produce annualized revenues of $88 million. The Company has signed agreements for a further 49 funeral homes and 28 cemeteries aggregating $131 million. All of these acquisitions were located in North America and the U.K. Executive Vice President of Finance and Chief Financial Officer, Paul Wagler said, "Although we have continued to purchase quality assets, we have encountered gradually higher prices for properties in the United States. With the inherent opportunities in our over 1,600 locations, the management team is increasingly focused on reducing costs and improving efficiencies at existing locations. As a result, we expect our 1998 and 1999 acquisition pace to be lower than 1997." Mr. Wagler also indicated that the Company has recently reduced its corporate development staff and expenses by more than half, which will produce annualized savings next year of a further $4 million.

The Company also announced expanded management roles for two senior executives, Mr. Wagler and Michael Weedon. Messrs. Wagler and Weedon will assume additional responsibilities for the oversight and management of the Company's corporate development, operations and administration.

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"Loewen has taken a number of steps to create more cost effective operations,"
said Mr. Wagler. "For example, we believe a sizeable portion of the $25 million annual operating budget to run the Philadelphia office can be saved by our consolidation initiative, although the benefits will phase in gradually."

During the second quarter, the Company continued to implement a number of initiatives to streamline its operations and reduce costs company-wide. Loewen recently announced plans to substantially reduce its ongoing cost structure by consolidating management and certain administrative functions from its Philadelphia office to corporate headquarters in Vancouver. Any costs associated with this transition during the second half of 1998 are expected to be more than offset by the gain on the sale of First Capital Life Insurance Company.

For the first six months of 1998, revenues were $612.9 million, compared to revenues of $550.4 in the same period in 1997 and net earnings were $42.0 million compared to net earnings of $50.0 million for the comparable period one year ago. Fully diluted earnings per share for the six months were $0.51 compared with fully diluted earnings per share of $0.74 in 1997.

The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries across the United States, Canada and the United Kingdom. Over 90 percent of the Company's revenue is derived from the United States.

Note: Certain of the statements contained in the press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the company's publicly-filed quarterly and annual reports.

The Loewen Group's website is located at http://www.loewengroup.com



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